EXHIBIT 99.1

NatureWell January Revenue Up 428 Percent

San Diego, CA - February 8, 2007 /PR NEWSWIRE-FirstCall/ - NatureWell, Incorporated (OTC BB: NAWL), a company engaged in the development, and marketing of proprietary, all-natural healthcare products, announced today its preliminary unaudited January 2007 sales results on a stand alone basis. Revenue in January 2007 was $22,287, an increase of $18,063 or 428% over January 2006 results. In addition and for the seven months ended January 2007, the Company's revenue was $77,301 compared to $31,423 for the seven months ended January 2006. This represents an increase of $45,878 or approximately 146%.

"These sales numbers reflect the efforts of our multi-pronged marketing strategy, of which we are in the earliest stages," commented NatureWell, Incorporated's Chairman and Chief Executive Officer, James R. Arabia. "It is exciting to see our long-awaited strategy begin to bear fruit. The results are very encouraging and I am optimistic about what we can achieve as our marketing efforts expand and mature. We are constantly evaluating sales techniques and ways to educate healthcare professionals about MigraSpray in order to convince them of the benefits of making MigraSpray available to their patients, and we are only in the beginning of that process."

About NatureWell, Incorporated:

NatureWell, Incorporated (www.naturewell.com) is an emerging researcher, developer, and marketer of proprietary, all-natural healthcare products. The Company currently markets its flagship product MigraSpray (www.migraspray.com), a patented, over-the-counter, homeopathic medicine intended to be a comprehensive approach for the treatment and prevention of migraine headaches.

Statements made in this news release should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are based on management's beliefs and assumptions regarding information currently available, and are made pursuant to the "safe harbor" provisions of the federal securities laws. The Company's actual performance and results could differ materially from those expressed in the forward-looking statements due to certain risks and uncertainties that could materially impact the Company in an adverse fashion and are only predictions of future results, and there can be no assurance that the Company's actual results will not materially differ from those anticipated in these forward-looking statements. Such risks and uncertainties, include, but are not limited to, the Company's ability to secure adequate financing, the Company's ability to ship its products in a timely fashion, volume and timing of orders received, interruption of the manufacturing or distribution of the Company's products or of the supplies or ingredients used to manufacture the Company's products, the effectiveness of the Company's products and consumer perception as to the effectiveness of the products, competitive pricing pressures and the Company's ability to anticipate changes in the market. These and other potential risks and uncertainties are set forth in the Company's filings with the Securities & Exchange Commission. The Company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

Source: NatureWell, Incorporated